EXHIBIT 4.19

ISOTIS SA

STOCK OPTION PLAN 2003/0

(former Employees and Board members)
(Consultants)
(Collaborative Institutions)

1.	Purpose

The purpose of this Stock Option Plan (the Plan) is to advance the interests of IsoTis SA (the Company) and its subsidiaries, whether in Switzerland or abroad (the Subsidiaries), by i) replacing options held before the Merger with IsoTis N.V. by former employees and Board members, and ii) enhancing the ability of the Company and its Subsidiaries to attract and retain Consultants and Collaborative Institutions who are in a position to make a significant contribution to the success of the Company or its Subsidiaries through ownership of shares of the Company’s common stock.

The Plan is intended to accomplish these goals by enabling the Company to grant Options.

The Plan is based on [**] shares of Common Stock of the Company, with a par value of CHF 1.- per share, held by the Company. If any Option granted according to this Plan terminates without having been exercised, the corresponding share will be available for future grants under this Plan.

The Plan rules the conditions and modalities of the grant and exercise of such Options.

2.	Administration

The Plan will be administrated by the Board of Directors of the Company (the Board). All decisions shall be taken at the majority provided for by article 24 of the Articles of Incorporation.

Subject to the provisions of the Plan, the Board will have authority to

	a)	grant Options at such time or times as it may choose;

	b)	determine the terms and conditions of each Option;

	c)	select the persons eligible to receiving Options;

d)

amend the conditions of existing Options, including but not limited to the modification of the exercise price, or cancel existing Options, in whole or in part, except that the Board may not, without the consent of the holder of an Option, take any action under this clause with respect to such Option if such action would adversely affect the right of such holder (Section 9 hereafter being reserved);

	e)	amend or rescind the Plan;

	f)	adopt, amend and rescind rules and regulations for the administration of the Plan;

	g)	interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan, such decisions being binding for all parties;

	h)	delegate all or part of its responsibilities under the Plan to one or several Board member.

3.	Effective date

The Plan will be effective on the date on which it is approved by the Board.

4.	Eligibility and Participation

Those eligible to receive Options under the Plan will be i) former employees as well as former Board members, ii) Consultants, and iii) Collaborative Institutions - such as Universities - of the Company or its Subsidiaries.

The Plan gives no right to employees or Board members to be granted Options. The grant of Options gives no right to be granted other Options.

A Participant is a former employee, a former Board member, a Consultant, or a Collaborative Institution to whom Options have been granted according to the Plan.

A Participant who is granted Options will have no rights with respect to such Options unless the Participant accepts the Options by returning to the Company a signed copy of the Award Agreement drafted by the Company and specifying the terms and conditions of such Options (the Award Agreement).

5.	Options

An Option entitles the recipient, on exercise thereof in accordance with the provisions of the Plan and of the Award Agreement, to acquire from the Company one registered shares of Common Stock of the Company with a par value of CHF 1.- at a specified exercise price.

6.	Grant of Options

The Board may grant Options at any time. The Board shall determine the size as well as the terms and conditions of each Option. The Options are granted as of the Date of Grant specified in the Award Agreement.

7.	Exercise of Options

	a)	Vesting Time : The Vesting Time, if any, will be defined by the Board in the Award Agreement. The Board may at any time accelerate the time at which all or any part of the Options may be exercised.

b)

Duration of Options : The latest date on which an Option may be exercised will be defined by the Board in the Award Agreement, subject to the provisions of Sections 8 and 9. The Board may at any time shorten or extend the duration during which the Option may be exercised.

c)

Exercisable Periods : Once exercisable, Options may be exercised at any moment until they are extinguished as per Section 7 b). However,  Options cannot be exercised during i) a period starting thirty days prior to the date of an ordinary or an extraordinary shareholders’ meeting of the Company and ending the fifth day following the date of such meeting and ii) three weeks preceding the announcement of quarterly results. The provisions of Section 11 below (Insider Trading and Code of Conduct) shall apply. .

d)

Depositary accounts : a frozen account (the Frozen Account) will be opened for each Participant with UBS SA in Lausanne (or any other Bank designated by the Company), on which the Options will be deposited. A current account (the Current Account) will be related to each Participant’s Frozen Account.

	e)	Manner of Exercise : Each Participant will have the possibility of effecting a partial exercise of his Options.

	f)	Transfer limitations : the newly issued registered shares shall be subject to the transfer limitations foreseen in articles 9 and 10 of the Articles of Incorporation.

8.	Events affecting Outstanding Awards

	a)	Death

If a Participant dies, except as otherwise determined by the Board, all Options held by the Participant prior to death shall become immediately exercisable at the date of death. All Options will continue to be exercisable for a period of six months from the date of death and shall thereupon terminate and the Company shall have no further obligation under the Plan. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section.

	b)	Disability or Retirement

If a Participant - other than a former employee, a former Board member or a Collaborative Institution - ceases to be a Consultant of the Company or its Subsidiaries by reason of disability or retirement, all Options shall become immediately exercisable at the date of disability (the date of its occurrence being determined by a physician selected or approved by the Board) or of retirement. All Options will continue to be exercisable for a period of three months from the date of disability or retirement (or such longer period as the Board may determine), and shall thereupon terminate and the Company shall have no further obligation under the Plan. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section.

9.	Certain Corporate Transactions

In the event or in view of a merger or a sale of all or substantially all of the assets of the Company to another person or entity or a dissolution or liquidation of the Company or the closing of an underwritten public offering of the Company’s Stock, or the like (a “Covered Transaction”), all existing Options will be terminated as of the effective date of the Covered Transaction, except as otherwise decided by the Board, and the following rules shall apply :

a)

Subject to paragraph b) below, the Board may at its sole discretion, prior to the effective date of the Covered Transaction, (i) make each existing Option exercisable in full, and/or (ii) change the duration period of each exercisable Option such as all exercisable Options must be exercised within a period of 30 days minimum.

b)

With respect to existing Options held by a Participant who, following the Covered Transaction, will be employed by or otherwise providing services to a corporation which is the surviving or acquiring corporation in such transaction or an affiliate of such corporation, the Board may, in lieu of the actions described in paragraph a) above, arrange to have such surviving or acquiring corporation or affiliate grant to the Participant replacement Options, which in the judgment of the Board, are substantially equivalent to the existing Options.

10.	General Provisions

	a)	Non-transferability of Options

No Options under the Plan may be pledged, assigned or transferred other than by will or the laws of descent. Should any transfer occur by operation of law, the transferee shall, to the maximum extent permitted by law, be bound by the terms of this Plan.

	b)	Adjustment in the Event of Certain Transactions

In the event of a change in the Common Stock of the Company by reasons of an issuance of shares at less than their market value (including stock dividend and the like), if the shareholders of the Company do not suffer the same disadvantage, the Board of Directors may proportionally adjust, in an equitable manner, either the number of granted Options and/or the exercise price relating to the granted Options.

	c)	Taxation and Social Security

The Participant will bear any and all tax and social security related to the grant and/or the exercise of Options, and shall reimburse to the Company any such tax or social security which may have been paid by the Company. However, the stamp duty on issuance of the shares shall be borne by the Company.

	d)	Other restrictions

Notwithstanding the other articles of the Plan, the following restrictions apply to Consultant and Collaborative Institutions:

(i)     In case of termination of the contractual relationship between the Participant and the Company, the Participant will not be entitled to any compensation for any losses suffered due to the fact that participation in the Plan is terminated.

(ii) The grant of Options is under no circumstances to be considered as a guarantee for continuation of the contractual relationship between the Participant and the Company.

	e)	Severability

In the event that any one or more of the provision of this Plan shall for any reason be held by any court of competent jurisdiction to be void, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Plan and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

11.	Insider Trading and Code of Conduct

The exercise of Options by the Participants must comply with the applicable regulations, including insider trading regulations.

The Board is authorised to refuse the exercise of Options, if the Board has reasons to believe, at its sole discretion, that such exercise would breach such regulations, including any regulations issued by the Company to prevent insider trading operations.

The Code of Conduct enclosed to the Award Agreement as Schedule 2 applies to the Participant, who hereby agrees to be bound by its terms.

Plan approved by the Board of Directors of IsoTis SA  on November 27, 2002.

IsoTis SA

Read and approved on ___________________

The Participant